UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2005

REPUBLIC AIRWAYS HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-49697 (Commission File Number)	06-1449146 (IRS Employer Identification No.)

8909 Purdue Road, Suite 300 Indianapolis, IN 46268 (Address of principal executive offices)	46268 (Zip Code)

Registrant’s telephone number, including area code: (317) 484-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Under the previously disclosed Investment Agreement dated as of March 15, 2005 among Republic Airways Holdings Inc. (the “Company”), Wexford Capital LLC, US Airways Group, Inc. (“US Airways Group”) and US Airways, Inc. (“US Airways”), US Airways Group and US Airways held an option to sell to the Company 137 commuter slots and 10 ERJ-170 aircraft and related equipment, and assign to the Company leases for 18 ERJ-170 aircraft (including three subject to new leases). US Airways Group and US Airways exercised their option in a previously disclosed letter to the Company dated June 23, 2005.

On September 21, 2005, the Company and US Airways entered into a Global Aircraft Transaction Agreement (the “Aircraft Agreement”). Under the Aircraft Agreement, the Company purchased 10 ERJ-170 aircraft owned by US Airways for a net purchase price of $38.2 million. These 10 aircraft will initially be leased back to US Airways until they are transferred to Republic Airline Inc. (“Republic Airline”), a wholly-owned subsidiary of the Company, under a previously disclosed 10-year fixed-fee Jet Service Agreement dated as of September 2, 2005 between Republic Airline and US Airways (the “Republic Jet Service Agreement”). In addition to these aircraft, the Company will assume the leases of 15 ERJ-170 aircraft, which will also be operated by Republic Airline. The transition of all 25 aircraft is expected to be completed by September 2006. Republic Airline currently operates three ERJ-170 aircraft on behalf of US Airways. Under the Aircraft Agreement, the Company also assumed debt totaling $168.7 million. This debt matures on September 22, 2017. The repayment may be accelerated in certain instances including our failure to timely pay principal and interest or our filing for reorganization pursuant to Chapter 11 of the Bankruptcy Code.

On September 22, 2005, the Company and US Airways entered into a Slot Option Agreement (the “Slot Agreement”). Under the Slot Agreement, the Company purchased 113 commuter slots at Ronald Reagan Washington National Airport and 24 commuter slots at New York-LaGuardia Airport. The purchase price for all of the slots was $51.6 million. The slots will be leased back to US Airways and will continue to be operated by US Airways Express carriers until the expiration or termination by the Company of the Amended and Restated Chautauqua Jet Service Agreement dated as of April 26, 2005 between US Airways and Chautauqua Airlines, Inc. or the Republic Jet Service Agreement, whichever is later, at an agreed rate. Prior to the expiration of the agreement to license the slots and after US Airways emerges from Chapter 11 bankruptcy protection, US Airways has the right to repurchase all, but not less than all, of the Washington and LaGuardia slots at a predetermined price.

On September 21, 2005, US Airways and Republic Airline entered into Amendment No. 1 to the Republic Jet Service Agreement. This Amendment No. 1 provides, among other things, that Republic Airline shall be subject to monetary penalties if Republic Airline is unable to transition the subject aircraft to Republic Airline by certain specified dates, subject to certain exclusions for events outside of Republic Airline’s control. Republic Airline believes that it will be able to timely complete the transition of the subject aircraft.

The Company plans to complete the purchase of other ERJ-170 assets from US Airways, including a flight simulator and spare parts, in the next few weeks, for approximately $10 million.

A copy of the press release of the Company dated September 22, 2005 is filed herewith as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See the description under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
99.1 Press release of the Company issued on September 22, 2005.

(All other Items on this report are inapplicable.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY NAME CORPORATION: REPUBLIC AIRWAYS HOLDINGS INC.

Date: September 27, 2005	By:	/s/ Robert H. Cooper
Name: Robert H. Cooper
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number          Description

99.1                                Press release of the Company dated September 22, 2005.